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Exhibit 99.1

             January 2, 2002                               Ilene A. Angarola
                                                           Senior Vice President
                                                           Investor Relations
                                                           (516) 683-4420

                        NEW YORK COMMUNITY BANCORP, INC.
                          SETS 2002 ANNUAL MEETING DATE


Westbury, N.Y., January 2, 2002 - New York Community Bancorp, Inc. (Nasdaq:
NYCB) today announced that May 15, 2002 has been established as the date of its Annual Meeting of Shareholders. The meeting will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m., Eastern Standard Time.

The date of record for voting at the Annual Meeting will be March 29, 2002; proxy materials will be mailed on or about April 10, 2002.

New York Community Bancorp, Inc. is the $8.9 billion holding company for New York Community Bank and the tenth largest thrift in the nation, based on market capitalization at September 30, 2001. The Bank currently serves its customers through a network of 53 traditional and 66 in-store branch offices in New York City, Long Island, Rockland and Westchester counties, Connecticut, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, the Bank ranks among the region's leading producers of multi-family mortgage loans. Additional information about the Company and its financial performance is available at www.myNYCB.com.